Exhibit 99.1

Cephalon Acquires Controlling Interest in Arana Therapeutics

Cephalon now has a relevant interest in more than 50 percent  of Arana shares

For Immediate Release

Frazer, Pa. — May 20, 2009 — Cephalon, Inc. (Nasdaq: CEPH) announced today that its wholly-owned subsidiary, Cephalon International Holdings, Inc., now has a relevant interest in more than 50.1 percent of Arana Therapeutics Limited’s issued shares and has declared its Offer for the company free from all outstanding conditions.

As a result, under the previously announced accelerated payment terms, Arana shareholders who have already accepted the Offer will be sent their cash consideration within five business days, while those who accept after today’s date will be sent their cash consideration within five  business days after Cephalon receives their valid acceptance.

Cephalon Chairman and CEO, Frank Baldino Jr., Ph.D., said, “We are pleased to have achieved a controlling interest in Arana.  The acquisition of Arana is an important part of our long-term strategy to expand our technology base.   We look forward to advancing their pipeline in inflammatory diseases and cancer.”

The Offer will remain open for acceptances until 7:00pm (Sydney time) on 1 June 2009, its scheduled close, unless extended.

Cephalon is offering A$1.40 per Arana Share. Under the terms of the Cephalon Offer, the amount of the Arana special dividend of 5 Australian cents per Arana share will be set off against the Offer price, meaning accepting Arana shareholders will receive cash consideration of A$1.35 per Arana share from Cephalon.  If Cephalon obtains a relevant interest in 90% of Arana shares during the Offer period, accepting Arana shareholders will receive cash consideration of A$1.40 per Arana share from Cephalon.

About Arana Therapeutics Limited

Arana is a biopharmaceutical company focused on developing next generation antibody based drugs that will improve the lives of patients with inflammatory diseases and cancer.  The company’s lead compound, ART621, is a new generation tumor necrosis factor (TNF) alpha blocker in development for patients with inflammatory diseases.  Arana has a strong patent portfolio related to anti-TNF alpha antibodies and receives royalties from Abbott Laboratories and Johnson & Johnson, the makers of HUMIRA® and REMICADE®, respectively.  Cephalon expects these royalties largely to offset costs of development in the near term.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of many unique products in four core therapeutic areas: central nervous system, inflammatory diseases, pain and oncology. A member of the Fortune 1000 and the S&P 500 Index, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

Cephalon has a growing presence in Europe, the Middle East and Africa.  The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris.  Key business units are located in England, Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries.  Cephalon Europe markets more than 30 products in four areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: TREANDA® (bendamustine hydrochloride) for Injection, AMRIX®  (cyclobenzaprine hydrochloride extended-release capsules), FENTORA® (fentanyl buccal tablet) [C-II], PROVIGIL® (modafinil) Tablets [C-IV], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), NUVIGIL® (armodafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; creation of a new therapeutic focus on inflammatory diseases; interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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HUMIRA® (adalimumab) is a registered trademark of Abbott Laboratories

REMICADE® (infliximab) is a registered trademark of Johnson & Johnson

Source:  Cephalon, Inc.

Contacts:

United States
Media:	Investor Relations:
Sheryl Williams	Chip Merritt
+1 610-738-6493 (office)	+1 610-738-6376 (office)
610-457-5257 (cell)	cmerritt@cephalon.com
swilliam@cephalon.com

Australia

Media:
Andrew Stokes	Lauren Thompson
+61 416 967 038	+61 438 954 729
andrew.stokes@fdthirdperson.com.au	lauren.thompson@fdthirdperson.au